UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2015 (December 4, 2015)

CCA Industries, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31643	04-2795439
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 CHALLENGER RD RIDGEFIELD PARK, NEW JERSEY	7660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 935-3232

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On December 4, 2015 (the “Closing Date”), CCA Industries, Inc., a Delaware corporation (the “Company”), entered into the Credit and Security Agreement (the “Credit Agreement”) with SCM Specialty Finance Opportunities Funds, L.P., an affiliate of CNH Finance, L.P.
The Credit Agreement
The Credit Agreement provides for a line of credit up to a maximum of $5,500,000 (the “Revolving Loan”) The proceeds of the Revolving Loans are to be used to pay off the Company's existing debt with Capital Preservation Solutions, LLC and for general working capital purposes.
Pursuant to the Credit Agreement, all outstanding amounts under the Revolving Loan bear interest at the 30 day LIBOR rate plus 6% per annum (currently in the aggregate, 6.21% per annum), payable monthly in arrears. The Company is also required to pay a monthly unused line fee and collateral management fee.
The commitment under the Credit Agreement expires three years after the Closing Date. The Revolving Loan and all other amounts due and owing under the Credit Agreement and related documents are secured by a first priority perfected security interest in, and lien on, substantially all of the assets of the Company.
Amounts available for borrowing under the Line of Credit equal the lesser of the Borrowing Base (as defined below), and $5,500,000, in each case, as the same is reduced by the aggregate principal amount outstanding under the Line of Credit. “Borrowing Base” under the Loan Agreement means, generally, the amount equal to (i) 85% of the Company’s eligible accounts receivable, plus (ii) 65% of the value of eligible inventory, less (iii) certain reserves.
The Credit Agreement contains customary representations, warranties and covenants on the part of the Company, including a financial covenant requiring the Company to maintain a fixed charge coverage ratio of no less than 1.0 to 1.0. The Credit Agreement imposes an early termination fee and also provides for events of default, including failure to repay principal and interest when due and failure to perform or violation of the provisions or covenants of the agreement.
On the Closing Date, the Company drew $4,100,000 on the Revolving Loan. Of the amount drawn, $3,721,583 was used to pay the principal amount of $3,700,000 and accrued interest of $21,583 due under the Company's Loan Agreement with Capital Preservation Solutions, LLC entered into on September 4, 2015. Capital Preservation Solutions is controlled by Lance T. Funston, the Chairman of the Board of the Company. The balance of the funds drawn were used to pay certain fees and expenses related to entering into the Credit Agreement, with a balance of $46,032 remitted to the Company.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.
On the Closing Date, the Company paid off the balances due to Capital Preservation Solutions, LLC under the Loan Agreement. The Capital Preservation Solutions, LLC Loan Agreement was terminated as of the Closing Date, and Capital Preservation Solutions, LLC released all collateral of the Company that it held pursuant to the agreement, including accounts receivable, inventory, fixed assets and intellectual property rights.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information regarding the Credit Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 8.01    Other Events.
On December 10, 2015, the Company issued a press release regarding the transactions described in this Current Report on Form 8-K. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits
Exhibit Number	Description
10.1*	Credit and Security Agreement, dated as of December 5, 2015, by and between CCA Industries, Inc. and SCM Specialty Finance Opportunities Funds, L.P.

99.1*	Press release, dated as of December 10, 2015.

* Filed electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 Dated:             December 10, 2015

CCA Industries, Inc. x

By: /s/  Stephen A. Heit
Stephen A. Heit
Executive Vice President
Chief Financial Officer